Exhibit 10.12
CONSENT AND SUBORDINATION
OF MANAGEMENT AGREEMENTS
THIS CONSENT AND SUBORDINATION OF MANAGEMENT AGREEMENTS (this "Agreement"), dated as of November 2, 2020, is made by TRANSWESTERN COMMERCIAL SERVICES ILLINOIS, L.L.C., d/b/a Transwestern, a Delaware limited liability company ("Manager"), and KBSIII 500 WEST MADISON, LLC, a Delaware limited liability company ("Owner"), in favor of U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent for the "Lenders" pursuant to the Loan Agreement described below (in such capacity, "Agent") and in favor of each party that now or hereafter is bound under the Loan Agreement as a "Lender" (referred to herein individually as a "Lender" and collectively as the "Lenders").
W I T N E S S E T H:
WHEREAS, Lenders are making a loan (the "Loan") to Owner (defined below) in the aggregate principal amount of up to $375,000,000.00 pursuant to and on the terms and conditions set forth in that certain Term Loan Agreement of even date herewith (the "Loan Agreement"), by and among Owner, Agent and Lenders, which indebtedness is evidenced by one or more Promissory Notes each dated as of the date hereof in the aggregate face principal amount of $375,000,000.00 (collectively, the "Note") made by Owner payable to the order of one or more Lenders;
WHEREAS, the Note is secured by, among other things, a Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the "Mortgage"), of even date herewith and made by Owner for the benefit of Agent (for itself and on behalf of Lenders) and encumbering Owner's interest in the real property situated in Cook County, Illinois as more particularly described therein (the "Property"); and
WHEREAS, Agent and Lenders require that Manager execute and deliver this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manager hereby represents, warrants, covenants and agrees for the benefit of Agent and the Lenders as follows:
1.Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.
2.Manager's Representations. Manager warrants and represents to Agent and Lenders, as of the date hereof, that the following are true and correct:
(a)Manager has agreed to act as property manager of the Property pursuant to that certain Property Management Agreement dated as of December 18, 2013 between Owner and Manager, as the same was amended pursuant to that certain First Amendment to Property Management Agreement dated as of August 20, 2020 (as amended, collectively, the

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"Management Agreement"). Manager has delivered a true, correct and complete copy of the Management Agreement to Agent, which copy is attached hereto as Exhibit "A". The entire agreement between Manager and Owner for the management of the Property is evidenced by the Management Agreement.
(b)The Management Agreement constitutes the valid and binding agreement of Manager, enforceable in accordance with its terms, and Manager has full authority under all state and local laws and regulations to perform all of its obligations under the Management Agreement.
(c)To Manager’s knowledge, Owner is not in default in the performance of any of its obligations under the Management Agreement and all Management Fees (as defined below) required to be paid Owner to Manager thereunder have been paid to the date hereof.
3.Manager's Agreements. Notwithstanding any terms of the Management Agreement to the contrary, Manager hereby consents to and covenants and agrees as follows:
(a)Agent Notice and Cure Rights. Subject to the terms of this Section 3(a) and Manager’s termination right pursuant to Section 10.1(a) of the Management Agreement, Manager shall not terminate the Management Agreement without first obtaining Agent's written consent. Notwithstanding the foregoing, Manager shall have the right to terminate the Management Agreement for default by Owner with respect to non‑payment of the “Management Fees” (as such term is defined in the Management Agreement) in accordance with the Management Agreement by giving Agent thirty-five (35) days' prior written notice of such termination and an opportunity to cure the same (it being agreed that neither Agent nor the Lenders shall have any obligation to cure any defaults by Owner under the Management Agreement). In the event Agent or any Lender shall cure such non‑payment default in the aforesaid thirty-five (35)1 day period (or Owner shall cure such default within the time periods allotted to Owner under Section 10.1(f) of the Management Agreement), then any termination notice related to such cause shall be of no further force or effect. Manager hereby agrees that it shall provide written notice to Agent of its intention to terminate the Management Agreement pursuant to Section 10.1(a) of the Management Agreement concurrently with its providing notice to Owner of the same.
(b)Subordination of Management Agreement to Loan and Lien of Mortgage. The rights of Manager to receive any management fees, leasing commissions (if any), incentive fees or other compensation, reimbursement of costs and expenses or other payments in consideration for its management services (collectively, the “Management Fees”) for the Property shall be and remain subordinate in all respects to Agent's and Lenders' rights to receive payments under the Loan Documents. The Management Agreement and any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanic's and materialmen's liens under applicable law) owed, claimed or held by Manager in and to the Property, are and shall be in all respects subordinate and inferior to the liens and security interests created or to be created for the benefit of Agent and/or Lenders, and securing the

__________________________
1 NTD: Includes 30 day cure period + 5 day notice period provided in Section 10.1(f) of the Management Ageement.

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repayment of the Note including, without limitation, those created under the Mortgage covering, among other things, the Property, and filed or to be filed of record in the public records maintained for the recording of deeds of trust in the jurisdiction where the Property is located, and all renewals, extensions, increases, supplements, amendments, modifications and replacements thereof.
(c)Agent's Options Following an Exercise of Remedies Under Mortgage. At any time following a foreclosure, deed in lieu of foreclosure or appointment of a receiver pursuant to the Mortgage (unless this Agreement has previously been terminated under Section 3(a) above), Agent, on behalf of Lenders, may within thirty (30) days following any such event, at Agent's sole option, either: (i) give Manager a written notice to continue this Agreement in effect and Agent, on behalf of Lenders, shall assume in writing all rights and obligations (but not the liabilities) of “Owner” under the Management Agreement and agree to be bound by the terms thereof (a "Continuation Notice"), in which case Manager shall continue to perform in favor of Agent all of Manager's obligations under the Management Agreement, and Agent shall perform or cause to be performed the obligations of Owner to Manager under the Management Agreement first accruing or arising from and after, and solely with respect to the period commencing upon, the date of the Continuation Notice; or (ii) terminate the Management Agreement upon written notice to Manager. Without limiting Manager's rights against Owner, neither Agent nor the Lenders shall have any liability whatsoever to Manager under the Management Agreement or otherwise with respect to any accrued but unpaid Management Fees, incentive fees or other compensation, reimbursement of costs and expenses or other payments in consideration of Manager's services relating to the Property accruing prior to the effective date of any Continuation Notice. Further, no acceptance of Manager's services by Agent, or payment of fees by Agent or Lenders to Manager, or failure of Agent to give or delay by Agent in giving either a Continuation Notice or a termination notice under this Section, or any other course of conduct by Agent or the Lenders, shall be construed as an express or implied election to continue the Management Agreement in effect or to assume any obligations thereunder, it being agreed that the sole method of continuing the Management Agreement in effect shall be a Continuance Notice given under this Section.
(d)Further Assurances. Manager further agrees to (i) execute such commercially reasonable affidavits and certificates as Agent shall reasonably require to further evidence the agreements herein contained, (ii) on request from Agent, furnish Agent with copies of such information as Owner is entitled to receive under the Management Agreement, and (iii) upon twenty-four hours advance notice (which notice shall not be required in the case of emergency or other exigent circumstances), reasonably cooperate with Agent's representative in any inspection of all or any portion of the Property.
(e)Assignment of Leases and Rents. Manager acknowledges that, as further security for the Note, the Mortgage includes an assignment by Owner to Agent of all rents and leases now or hereafter affecting the Property (the "Assignment"). Manager hereby agrees that upon receipt of written notice from Agent that an Event of Default exists under the Loan Agreement, Manager shall thereafter deliver to Agent, for application in accordance with the terms and conditions of the Assignment, all proceeds relating to the Property then being held by Manager, and all rents, security deposits (upon compliance with any requirements of applicable law with respect thereto) and other proceeds received from and after the date thereof from any

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and all tenants or other parties occupying or using any portion of the Property (net of any “Management Fees” (as such term is defined in the Management Agreement) then due and payable to Manager pursuant to and in accordance with Section 9.1 of the Management Agreement). Notwithstanding anything in this Agreement to the contrary, but subject to Section 3(a) above and the terms of the Management Agreement (including, without limitation, Section 10.1(f) thereof), Manager shall have no obligation to continue as Manager under the Management Agreement if Manager is not receiving the Management Fees payable under the Management Agreement.
(f)Intentionally Omitted.
(g)Agent and Lenders Not Obligated Under Management Agreement. Manager further agrees that nothing herein shall impose upon Agent or any Lender any obligation for payment or performance in any respect under the Management Agreement in favor of Manager, unless and until Agent gives a Continuation Notice described in Section 3(c) above (and, in such event, subject to any limitations on liability set forth in Section 3(c) or any other provisions of this Agreement).
(h)Reliance on Representations. Manager has executed this Agreement with full knowledge that Agent and Lenders shall rely upon the representations, warranties and agreements herein contained.
(i)Governed by Loan Documents. Manager agrees that until this Agreement is terminated as set forth in Section 7 below, in the course of discharging its duties under the Management Agreement, Manager shall not knowingly take or fail to take any action intending to cause Owner to be in breach of its obligations under the Mortgage with respect to rents and other income derived from the Property; provided, however, that (i) Manager’s compliance with the foregoing agreement, to the extent such compliance requires the expenditure of funds, shall at all times be expressly conditioned upon the timely provision to Manager of such funds, (ii) the term “knowingly” as used above shall mean that the applicable obligation of Owner has been disclosed and described to Manager, (iii) the foregoing agreement shall not impose any obligation or duty on Manager to (I) review any of the Loan Documents, or (II) contravene Owner’s directives, instructions or policies, and (iv) the foregoing agreement of Manager shall not impose upon Manager any obligation to perform services not within the scope of Manager’s duties or take actions beyond its authority as set forth in the Management Agreement.
(j)Successors and Assigns. Manager agrees that this Agreement and Manager's obligations hereunder shall be binding upon Manager and its successors and assigns and shall inure to the benefit of Agent and Lenders and their successors and assigns including, without limitation, any parties to whom Agent's or any Lender's interest in the Note and the Mortgage are assigned.
4.Owner Consent. Owner has joined herein to evidence its consent to the terms, covenants and conditions contained in this Agreement.
5.Limitation on Liability. Notwithstanding anything to the contrary set forth herein, under no circumstances shall any of the members, partners, directors, shareholders or other

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constituent owners of Owner (direct or indirect), other than Guarantor, have any liability for Owner’s obligations hereunder. Notwithstanding anything to the contrary set forth herein, under no circumstances shall any of the members, partners, directors, shareholders or other constituent owners of Manager (direct or indirect) have any liability for Manager’s obligations hereunder.
6.Notices. All notices given hereunder shall be given in the manner set forth in the Property Management Agreement for the giving of notices. Notices to Agent shall be sent to the following address:
U.S. Bank National Association
Commercial Real Estate
4100 Newport Place, Suite 900
Newport Beach, CA 92660
Attention: Loan Administration
7.Termination. At such time as the Loan is indefeasibly repaid in full and the Mortgage released, this Agreement and all of Agent’s and any Lender’s right, title and interest hereunder with respect to the Management Agreement shall automatically terminate.
[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, as of the day and year first above written.
“Manager”
TRANSWESTERN COMMERCIAL SERVICES, ILLINOIS, L.L.C., d/b/a
Transwestern, a Delaware limited liability company,
By: /s/ Michael Marconi
Name: Michael Marconi
Title: Managing Broker
[Signatures continue on following page]

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“Owner”:
KBSIII 500 WEST MADISON, LLC,
a Delaware limited liability company

By:	KBSIII REIT ACQUISITION XI, LLC, a Delaware limited liability company, its sole member

	By:	KBS REIT PROPERTIES III, LLC, a Delaware limited liability company, its sole member

		By:	KBS LIMITED PARTNERSHIP III, a Delaware limited partnership, its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST III, INC., a Maryland corporation, its general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr., Chief Executive Officer

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EXHIBIT “A”
Management Agreement
(See Attached)

SMRH:4837-4081-2234.5	EXHIBIT “A”

Citigroup Center
500 West Madison Street
Chicago, Illinois 60661
PROPERTY MANAGEMENT AGREEMENT
This Property Management Agreement (“Agreement”) is made as of December 18, 2013 between KBSlll 500 West Madison, LLC, a Delaware limited liability company ("Owner") acting through KBS Capital Advisors, LLC, a Delaware limited liability company (“Owner’s Representative”) and Transwestem Commercial Services Illinois, L.L.C., dba Transwestern ("Manager") with reference to the following facts:
A.Owner is the owner of, or is contemplating the acquisition of, the land and im- provements commonly known as Citigroup Center, 500 West Madison Street, Chicago, IL 60661 (the "Premises").
B.Manager represents that it is in the business of managing properties similar to the Premises and possesses the skills and experience necessary for the efficient first class management of the Premises.
C.WHEN EXECUTED, THIS AGREEMENT SHALL BECOME A BINDING REAL ESTATE CONTRACT.
Now, Therefore, Owner and Manager agree as follows:
ARTICLE I
BASIC TERMS
1.1Effective Date: Manager's appointment under Article m shall become effective as of December _____, 2013, the ("Effective Date"), except that if this Agreement is executed by Owner in anticipation of acquiring the Premises, the Effective Date shall be the date of such acquisition and Owner shall be under no obligation to Manager unless Owner acquires the Premises.
1.2Term: The term of this Agreement is one year from the Effective Date, and shall be deemed renewed for successive periods of one year, subject at all times to the rights of termination set forth in Section 10.1.
1.3Role of Owner's Representative: KBS Capital Advisors, LLC, a Delaware lim- ited liability company ("owner's representative") is the duly authorized representative of Owner for the purpose of this Agreement and all powers and rights of Owner under this Agreement shall be exercised by Owner's Representative and all communications, remittances and things of any kind required to be delivered to Owner shall be delivered to Owner's Representative.
1.4Limit on Amount Authorized For Non-Emergency Purchase and Repairs and Contract Amount Requiring Owner Approval. The limit on the amount Manager may incur for non-emergency purchases or repairs under Section 5.4 is $10,000.00 Owner's prior written approval is required under Section 5.5(b) of any contract for more than $10.000.00.
1.5Bank: Manager shall designate a bank (the "Bank") in which the rents and other revenues from the Premises shall be deposited pursuant to Section 5.10, subject to Owner's written approval. The account or accounts shall be named as follows:

•________________________________________________ (Lockbox)
•________________________________________________ (Operating Acct)
(the “Bank Account”). The Owner may designate a different bank or a different account name at any time.
1.6Manager’s Bond or Commercial Crime Insurance Policy. Owner has approved the following bond or Commercial Crime Insurance Policy furnished by Manager pursuant to Section 5.16.

Form:	Crime Insurance Policy
Insurer:	Federal Insurance Company
Amount:	$13,000,000.00
Expiration Date:	11/14/2014, annual renewal
1.7Address of Owner’s Representative. Unless changed by notice to Manager, the address of Owner’s Representative for notices under Section 11.2 shall be:
KBS Capital Advisors, LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention: Brent Merz, Senior Vice President
1.8Address of Manager. Unless changed by notice to Owner, the address of Manager for notices under Section 11.2 shall be.
Transwestern
200 West Madison, Suite 3300
Chicago, IL 60606
Attention: Christopher Davis
1.9Management Fee. Subject to Article IX, the management fee payable to Manage-er for its services nder this Agreement shall be an amount per month equal to 2.50% of the rent, as defined in Section 9.1, payable and actually collected for the month, subject to the limitations contained in Article IX.
1.10ERISA Requirements. If Owner is an employee benefit plan or a trust formed as of a part of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 check the following space: _____. If the space is checked, the provisions of Exhibit B attached to this Agreement are made a part of this Agreement by this reference. If the space is not checked Exhibit B shall not be applicable.
ARTICLE II
INDEX OF DEFINED TERMS AND EXHIBITS

Term	Where Defined
Bank	Section 1.5
Budget	Section 6.1
Effective Date	Section 1.1

Term	Where Defined
Hazardous Waste	Section 5.17
Management Fee	Section 1.9 and 9.1
Manager	Introductory paragraph of Agreement
Owner	Introductory paragraph of Agreement
Owner’s Representative	Section 1.3
Premises	Recital A

Exhibit	Title	Reference

A	Schedule of Employees	Section 5.3
B	ERISA Requirements	Section 1.10
ARTICLE III
APPOINTMENT
Owner hereby appoints Manager as the manager for the Premises as of the Effective Date, and hereby authorizes Manager to exercise such powers with respect to the Premises as may be necessary for the performance of Manager's obligations under Article V. Manager hereby accepts such appointment on the terms and conditions hereinafter set forth for the term specified in Section 1.2. Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever, except to the extent expressly provided in this Agreement.
ARTICLE IV
LEASING
Manager shall not be responsible for leasing services for the Premises unless Manager enters into a separate leasing agreement with Owner. If Manager enters into a leasing agreement with Owner, a default under that agreement shall automatically be a default under this Agreement. In the event the leasing agreement is terminated by reason of the default of Manager thereunder this Agreement shall terminate automatically without notice at the same time. Regardless of whether Manager has entered into a leasing agreement with Owner, Manager agrees to use its best efforts to cooperate with any leasing agent appointed by Owner for the Premises.
ARTICLE V
DUTIES OF MANAGER
5.1General Duties.
(a)Manager, on behalf of Owner, shall use its best efforts in the management and operation of the Premises and shall comply with Owner’s instructions as set forth herein or as may from time to time be provided by Owner to Manager. Manager shall perform its duties in a first-class, professional, diligent, careful and vigilant manner and shall manage, operate, repair, maintain and service the Premises as a first-class facility. In connection therewith, Manager shall conduct the ordinary and usual business affairs of Owner relating to the Premises as provided in this Agreement and shall implement, or cause to be implemented, the Owner's decisions. Manager shall at all times conform to the policies and programs established by Owner and the scope of Manager's authority shall be limited thereby. Manager shall afford Owner the full benefit of the judgment, experience and advice of Manager and Manager's organization with respect to the policies to be pursued in management, and the execution of its responsibilities in a diligent, careful and vigilant manner. In particular, Manager shall have the duties and obligations set forth hereafter in this Article V.
(b)Manager acknowledges receipt of certain books and records with respect to the operation of the Premises, personal property on the Premises belonging to Owner, and all service con-tracts relating to the maintenance and operation of the Premises. Within 10 days after the Effective Date, Manager shall prepare and deliver to Owner a complete list of all books and records of Owner held by Manager, a list of personal property and a list of all service contracts.
5.2Utility and Service Contracts. Manager shall negotiate contracts on behalf of Owner for gas, electricity, water, telephone, trash collection, sewer, elevator service, janitorial service, security service and such other services as are currently being furnished to the Premises for terms of not greater than one year, unless otherwise approved by Owner in writing. All such service contracts shall be in the name of Owner and shall be terminable on 30 days notice or less. Notwithstanding the foregoing, Owner or Owner's consultants shall have the right to negotiate a master agreement for any and/or all utilities at the Premises.
5.3Employment of Personnel. All persons employed in connection with the operation and maintenance of the Premises shall either be employees of Manager or independent contractors and shall not be employees of Owner. Subject to reimbursement pursuant to Section 8.2, Manager shall select, employ, pay, supervise, direct and discharge all employees necessary for the operation and maintenance of the Premises, and use reasonable care in the selection and supervision of such employees. Manager will keep monthly time sheets bearing an explanation of the work performed by non-exempt employees, which time sheets shall be available for inspection by Owner. Manager shall be responsible for complying with all laws, regulations and collective bargaining agreements affecting such employment. Manager will be and will continue throughout the term of this Agreement to be an Equal Opportunity Employer. Before employing anyone pursuant to this Section 5.3, Manager shall submit to Owner, for approval by Owner, a list in the form of Exhibit A attached hereto, (which shall update any such list previously submitted) showing the number of employees and the wages Manager proposes to pay such employees.
5.4Maintenance.
(a)Manager shall keep the Premises in a clean and sightly condition and make all repairs, alterations, replacements and installations, do all decorating and landscaping, and purchase all supplies necessary for (i) the proper operation of the Premises, (ii) the fulfillment of Owner's obligations under any lease of space in the Premises, (iii) the fulfillment of Owner's obligations under any mortgage encumbering the Premises, provided Owner gives Manager written notice of such mortgage obligations (iv) compliance with covenants, conditions and restrictions affecting the Premises, provided Owner gives Manager written notice of such covenants, conditions and restrictions and (v) compliance with all governmental and standard insurance requirements, provided Manager shall not make any purchase or order any work costing more than the limit on the amount authorized for non-emergency purchases and repairs set faith in Section 1.4 without Owner's prior written approval, except in circumstances reasonably deemed by Manager to be an emergency requiring immediate action for the protection of the Premises or tenants or other persons or to avoid the suspension of necessary services. Manager shall promptly notify Owner of the necessity for, the nature of and the cost of such emergency repairs or compliance. If Owner shall require, Manager shall submit a list of contractors and subcontractors who are performing any work, repairs, alterations, replacements or services on the Premises under Manager’s direction. All repairs, alterations and replacements shall be of at least equal quality and workmanship as the original work. Manager shall obtain certificates of insurance for all such insurance before the work begins. Manager shall furnish copies of the certificates to Owner if requested by Owner. Manager shall require that all contractors engaged by Manager or Owner and brought onto the Premises have insurance cover-age at the contractor expense, in the following minimum amounts:

(i)	Worker’s Compensation:	Statutory Amount
(ii)	Employer’s Liability:	$1,000,000 minimum
(iii)	Commercial General Liability	$1,000,000 per Occurrence and $2,000,000 Aggregate for Bodi- ly Injury and Property Dam- age
(iv)	Comprehensive Automobile:	$1,000,000 each occurrence Liability Insurance combined and property damage. Evidence should indicate that liability coverage evidence extends to both owned and non-owned ve- hicles.
(b)With respect to items (i) through (iii) noted above in Section 5.4(a), all contractors and subcontractors perfom1ing work at/on property shall name Owner additional insured to the Commercial General Liability insurance. Further, a waiver of subrogation endorsement to both the Commercial General Liability insurance policy and Workers Compensation insurance policy should be furnished in favor of Owner. All certificates obtained by Manager and furnished to Owner should evidence these items.
(c)Manager shall obtain all necessary receipts, releases, waivers, discharges and assurances necessary to keep the Premises free of any mechanics', laborers', materials suppliers' or vendors' liens in connection with the maintenance or operation of the Premises. All such documentation shall be in such form as required by Owner.
5.5Contracts with Third Parties.
(a)Manager shall directly supervise and be responsible for all independent contractors, suppliers and entities engaged in the operation, repair, maintenance, and servicing of the Premises or in any other activity within the scope of this Agreement. Excluding service agreements referenced in an annual budget approved by Owner, all of such contractors shall be subject to Owner's prior written approval. Manager shall assure that any contractor performing work on the Premises maintains insurance satisfactory to Owner, including, but not limited to, Workers' Compensation Insurance (and, when required by law, compulsory Non-Occupational Disability Insurance) and insurance against liability for injury to persons and property arising out of all such contractor's operations naming Manager, Owner and Owner's Representative as additional insureds. Manager shall obtain certificates of insurance for all such insurance before the work begins. Manager shall furnish copies of the certificates to Owner if requested by Owner.

(b)Manager shall not execute, or otherwise enter into or bind Owner with respect to any service contract or agreement for an amount more than $ 5,000 for equipment, supplies, services or any other item without obtaining three competitive written bids. Manager shall not enter into any contract or agreement for more than the amount specified in Section 1.4 without Owner's prior written approval. All contracts, agreements or other arrangements made pursuant to this Agreement shall be, unless otherwise required by Owner, in the name of Owner and shall be terminable, without additional cost or penalty, on 30 days' notice or less and upon Owner's sale or transfer of the Premises.
5.6Purchase of Supplies and Materials. Manager shall purchase all equipment, tools, appliances, materials and supplies reasonably necessary or desirable for the maintenance and operation of the Premises. All such purchases shall be subject to the prior review and written approval of Owner if such purchases are not included in the current Budget. Such purchases shall be used solely in connection with the operation and maintenance of the Premises. In connection with the performance of its duties pursuant to this Section 5.6, Manager shall use its best efforts to qualify for any cash and trade discounts, refunds, credits, concessions or other incentives. Unless otherwise agreed in writing by Owner and Manager, all such discounts, refunds, credits, concessions and other incentives received by Manager shall inure and belong to Owner, and shall be deposited in the Bank Account when they are in the form of cash. If Owner is entitled to discounts from contractors and suppliers under any national or regional agreements, Manager shall avail itself of such national or regional agreements whenever possible.
5.7Contracts with Affiliated Entities. Manager shall not purchase materials, tools or supplies or contract for repair, construction or any other service for the Premises with a party in which Manager (or any subsidiary, affiliate or related entity) holds a beneficial interest, unless approved by Owner (in its sole and absolute discretion.)
5.8Complaints and Notices.
(a)Manager shall handle promptly complaints and requests from tenants, concessionaires and licensees and notify Owner of any major complaint made by a tenant, concessionaire or licensee. Manager shall notify Owner promptly of: (i) any notice received by Manager or known to Manager of violation of any governmental requirements (and make recommendations regarding compliance therewith); (ii) any defect or unsafe condition in the Premises known to Manager; (iii) any notice received by Manager or known to Manager of violation of covenants, conditions and restrictions affecting the Premises or noncompliance with loan documents affecting the Premises, if any; (iv) any fire, accident or other casualty or damage to the Premises; (v) any condemnation proceedings, rezoning or other governmental order, lawsuit or threat thereof involving the Premises; (vi) any violations relative to the leasing, use, repair and maintenance of the Premises under governmental laws, rules, regulations, ordinances or like provisions; (vii) defaults under any leases or other agreements affecting the Premises; or (viii) any violation of any insurance requirement. Manager shall promptly deliver to Owner copies of any documentation in its possession relating to such matters. Manager shall keep Owner reasonably in formed of the status of the particular matter through the final resolution thereof. In the case of any fire or other damage to the Premises or violation or alleged violation of laws respecting Hazardous Wastes, Manager shall immediately give telephonic notice thereof to Owner. Manager shall complete all necessary and customary loss reports in connection with any fire or other damage to the Premises. Manager shall retain in the records it maintains for the Premises copies of all suppo1iing documentation with reference to such notices.
(b)Manager shall promptly notify Owner and any insurance agent Owner may designate of any personal injury or property damage occurring to or claimed by any tenant or third party on or with respect to the Premises. Manager shall promptly forward to Owner with copies to any insurance agent Owner may designate any summons, subpoena or other legal document served upon Manager relating to the actual or alleged potential liability of Owner, of Manager or of the Premises.

(c)Should any claim, demand, suit or other legal proceeding be made or instituted by any third party against Owner which arises out of any matters relating to the Premises, this Agreement or Manager's performance hereunder, Manager shall give Owner all pertinent information, and reasonable assistance, in the defense or other disposition thereof.
5.9Tenant Insurance Certificates. Manager shall secure from all tenants the originals of all certificates of insurance and renewals thereof required to be furnished by the terms of their leases. Manager shall forward copies of the certificates to Owner if requested by Owner. Manager shall establish systems and procedures to enforce lease requirements that such policies of insurance do not lapse and that all persons required to be named as additional insureds are listed thereon.
5.10Enforcement of Leases and Deposit of Revenue.
(a)Manager shall take all necessary and proper actions to enforce the terms of all leases, concessions and licenses and to receive and collect all rents, including percentage rents, and all other revenues payable to Owner from the Premises as the same become due and payable. Manager shall deposit the rents and other revenues promptly in the Bank Account. The Bank Account shall be used exclusively for such funds. Owner may supply Manager with written instructions to notify promptly third parties of such deposits, to enable transfer of Owner's monies to other bank accounts. The Bank Account shall be opened by Manager and shall name as signatories employees of Manager approved in writing by Owner and such other persons as Owner may designate in writing. All withdrawals from the Bank Account shall require two signatures. At Owner's option, the Bank Account may be comprised of two ac-counts, a checking account in which the funds on deposit shall be kept to the minimum practicable to pay day to day expenses and a money market account or other interest bearing account. Manager shall receive and collect all tenant security deposits payable to Owner by tenants of the Premises and deposit the same promptly in the Bank Account. To the extt1nt tenants are entitled to interest on such security deposits or a refund of such deposits upon vacating the Premises, Manager shall pay such interest and/or refund such deposits from the Bank Account to the tenants entitled thereto. In the event state law requires that tenant security deposits be held in a separate account, such separate account shall be established by Owner. Checks drawn to refund security deposits to tenants shall be drawn only upon the signatures of an authorized employee of the Manager and Owner's Representative. Manager shall cooperate with Owner to satisfy such conditions as Owner may place on the release of a security deposit from the Bank Account. Manager shall maintain detailed records of all security deposits and allow Owner and its designees access to such records. Manager shall also assist with obtaining from tenants any estoppels or other certificates requested by the Owner, including, without limitation, Manager's preparation, distribution, and retrieval of the estoppels and certifications.
(b)Upon prior notice and written approval of Owner, Manager shall institute on Owner's behalf and defend, at Owner's expense, through legal counsel approved by Owner all necessary legal proceedings to: (i) collect rent or other income from tenants, concessionaires and licensees on the Premises; (ii) oust or dispossess any tenants or other persons from the Premises; and (iii) ad dress any other matters requiring legal attention. Owner reserves the right to change the approved counsel to be used by Manager and to otherwise control litigation of any character affecting or arising out of the operation of the Premises.
5.11Compliance with Laws and Other Requirements.
(a)Manager shall supervise compliance of the Premises with all applicable laws, ordinances, rules, regulations, requirements and orders of all federal, state and municipal governments, courts, departments, commissions, boards and offices, any national or local Board of Fire Underwriters or Insurance Services offices having jurisdiction, or any body exercising functions similar to those of any of the foregoing which may be applicable to the Premises and the operations and management thereof. To the extent Manager becomes aware of the Premises being in non-compliance (or is sus-

pected to be in non-compliance) with any laws, ordinances, rules or regulations relating to the Premises, then Manager shall promptly notify Owner in writing of such non-compliance or suspected non compliance.
(b)Manager shall obtain a copy of all of Owner's insurance policies and comply or supervise compliance with the provisions of any insurance policy or policies insuring Owner in relation to the Premises (so as not to decrease the insurance coverage or increase the insurance premiums). To the extent Manager becomes aware of the Premises being in non-compliance (or is suspected to be in non-compliance) with any insurance policy or insurance policies insuring Owner in relation to the Premises, then Manager shall promptly notify Owner in writing of such non-compliance or suspected non compliance.
(c)In accordance with those standards maintained by the best property management company the market and at least equal to the standards and diligence currently maintained by Manager at the Premises, Manager shall take all necessary and proper actions to supervise, ;manage, over see and coordinate the performance by Owner (so that Owner is in compliance with and properly per forms its obligations) under all leases of space in the Premises and any other lease, sublease, license agreement, easement agreement, covenant:, condition, restriction, document of record, use permit, development agreement, operating agreement or other similar document governing or applicable to the title, operation, management, occupancy, promotion and leasing of the Premises known to Manager.
5.12Property Review, Tax Review and Other Programs.
(a)Manager shall participate in Owner's property review programs to the extent requested by Owner. Such review shall include asset, investment, financial and strategy profiles in form and substance satisfactory to Owner and such assistance as Owner may request in connection with appraisals of the Premises. Manager shall respond, within 10 days, to Owner's management evaluation re ports concerning actions to be taken by Manager to correct or modify its management standards for the operations or financial services provided for the Premises.
(b)Manager shall pa1ticipate in Owner's tax review program. Manager shall check tax assessments and assist Owner, when requested by Owner, in efforts to reduce such taxes. Manager shall promptly furnish Owner with copies of all assessment notices and receipted tax bills.
(c)Manager shall comply with Owner's energy conservation and Hazardous Wastes policies, as communicated by Owner to Manager, and submit energy consumption and Hazardous Wastes reports for the Premises in accordance with Owner's program for energy and Hazardous Wastes audits and reviews.
5.13Permits and Authorizations.
(a)Manager shall obtain and keep in full force and effect all licenses, permits, consents and authorizations as may be necessary for the maintenance, operation, management, repair, servicing or occupancy of the Premises. All or any of such licenses, permits, consents and authorizations shall be in the name of Owner, if requested in writing by Owner.
(b)Manager shall obtain and keep in full force and effect all licenses, permits, consents and authorizations as may be necessary for the proper performance by Manager of its duties and obligations under this Agreement (including, without limitation, qualification to do business) or as may be required under any lease covering any portion of the Premises. All such licenses, permits, consents and authorizations shall be in the name of Manager.

5.14Other Duties. Manager shall, at Owner's expense, perform all other services which are necessary and appropriate to manage, operate and maintain the Premises.
5.15Confidentiality. Manager and all persons retained or employed by Manager in performing its services shall hold in confidence and not use or disclose to others any confidential or proprietary information of Owner heretofore or hereafter disclosed to Manager, including but not limited to any data, information, plans, programs, processes, costs, operations or tenants which may become known to Manager in the performance of, or as a result of, its services, except where Owner specifically authorizes Manager to disclose any of the foregoing to others or such disclosure reasonably results from the performance of Manager's duties hereunder, 0r such disclosure is required by law.
5.16Manager's Bond and Insurance.
(a)Manager shall obtain a Commercial Crime Insurance Policy covering the activities of all of its employees who may handle or be responsible for monies or other property of Owner. The Commercial Crime Insurance Policy shall be written with insurers authorized to do business in the State of Illinois and shall be rated at least A:IX by A.M. Best's Rating Service. The form, amount and insurer initially approved by Owner are set forth in Section 1.6. Manager shall maintain the Commercial Crime Insurance Policy in an amount equal to $13,000,000. Such Commercial Crime Insurance Policy shall contain a loss payee endorsement in favor of Owner as it relates to the Premises. Manager shall furnish a certificate evidencing such Commercial Crime Insurance Policy to Owner within three (3) business days following the Effective Date and thereafter immediately upon renewing or replacing such Commercial Crime Insurance Policy.
(b)Manager shall maintain the following insurance in Manager's name applicable to Manager's activities under this Agreement:
(i)Commercial General Liability Insurance, in an amount equal to $1,000,000 per occurrence and $2,000,000 aggregate, covering all Premises operations, products and completed operations.
(ii)Automobile Liability Insurance, covering both owned and non- owned vehicles, in an amount not less than $1,000,000, combined single limit.
(iii)Workers Compensation Insurance, as required by law covering all Manager's employees (and, when required by law, compulsory Non-Occupational Disability Insurance). A waiver of subrogation in favor of Landlord shall be included.
(iv)Excess Liability in an amount of $5,000,000 per occurrence, and $5,000,000 aggregate over general liability and auto liability.
(v)Professional Liability in the amount of $5,000,000 per occurrence, and $5,000,000 aggregate over general liability and auto liability.
(vi)Employment Practices Liability in the amount of $2,000,000 per occurrence, and $2,000,000 aggregate. Coverage shall include wrongful termination, sexual harassment and violations of the Americans with Disabilities Act of 1990, as amended (defense costs coverage only). Coverage should also include: (1) third party claims, (2) wage and hour law coverage, and (3) punitive damages where legally allowed and to the extent of coverage under the policy.
(c)With respect to items (i) through (vi) of Section 5.16(b) above, Manager's Insurance should also provide a waiver of subrogation endorsement to both the Commercial General

Liability insurance policy and Workers Compensation insurance policies in favor of Owner. All certificates provided by Manager and furnished to Owner should evidence this. Owner shall be named as an additional insured on the Commercial general Liability and Excess Liability insurance policies.
Such insurance shall be underwritten by reputable, financially sound companies with a minimum A.M. Best Ratings of A-:VII. Manager shall furnish Owner with certificates of insurance evidencing such insurance prior to the Effective Date and thereafter upon renewing or replacing such insurance.
5.17Hazardous Wastes.
(a)Manager shall not place, cause or knowingly permit to be placed on the Premises, other than in the ordinary course of performing its obligations under this Agreement and in compliance with applicable law, any hazardous or toxic wastes or substances, as such terms are defined by federal, state or municipal statutes or regulations promulgated thereunder (collectively, "Hazardous Wastes"). If Manager discovers the existence of any Hazardous Wastes on the Premises, Manager shall immediately notify Owner. If such Hazardous Wastes were placed or knowingly permitted to be placed on the Premises by Manager, Manager shall, at its cost, diligently arrange for and complete the immediate removal thereof in accordance with applicable laws and Owner's directions. Except as expressly provided herein to the contrary, Manager shall not be responsible for any Hazardous Wastes present on the Premises prior to the Effective Date hereof, unless deposited thereon by Manager, nor shall Manager be responsible for any Hazardous Wastes brought onto the Premises by a person other than Manager, its agents or employees. Manager shall immediately notify Owner of any notice received by Manager from any governmental authority of any actual or threatened violation of any applicable laws, regulations or ordinances governing the use, storage or disposal of any Hazardous Wastes and shall cooperate with Owner in responding to such notice and correcting or contesting any alleged violation at Owner's expense.
(b)Manager shall provide its employees, agents, consultants, governmental entities and the public with any notices or disclosures concerning Hazardous Wastes associated with the Premises required to be delivered by Owner or Manager under any applicable laws, including without limitation, any notices or disclosures concerning Hazardous Waste which Manager has received from Owner. Owner shall have the right to review such notices and disclosures before their distribution or submission by Manager and shall have the right, but not the obligation, to prescribe the form and content of any such notices or disclosures as long as the form and content prescribed by Owner comply with all applicable laws relating to such notices or disclosures. Owner shall provide Manager with any notices or disclosures concerning Hazardous Waste associated with the Premises required to be delivered by Owner under any applicable laws.
(c)Without limiting any other indemnification obligations provided by law or specified in this Agreement, Manager shall indemnify, defend (at Manager's sole cost and expense and with legal counsel approved by Owner which approval shall not be unreasonably withheld) and hold harmless Owner, its agents, employees and contractors from and against any and all claims, demands, losses, damage, disbursements, liabilities, obligations, fines, penalties, actions, causes of action, suits, costs and expenses, including without limitation, reasonable attorneys' fees and costs, and all other professionals' or consultants' expenses incurred in investigating, preparing for, serving as a witness in, or defending any action or proceeding, whether actually commenced or threatened, or in removing or remediating any Hazardous Wastes on, under, from or about the Premises, arising out of or relating to, directly or indirectly, Manager's breach of any of the tem1s of Section 5.17. This indemnity shall survive termination of this Agreement.
5.19Asbestos and Similar Compliance Matters. If the Premises are subject to the Occupational Safety and Health Administration's regulations relating to asbestos, or to any state law or regulation relating to asbestos (such as California's Connelley Act) or to any state law or regulation relating to carcinogenic or toxic chemicals (such as California's Proposition 65), Manager shall, at Owner's expense, comply with such laws and regulations as they relate to the Premises.

5.19Insurance Coverage. If requested in writing by Owner, with respect to the Premises, Manager shall cause to be placed and kept in force all forms of insurance required by law or needed to protect Owner adequately, including but not limited to, public liability insurance, fire and extended coverage insurance, burglary and theft insurance, and boiler insurance. All such insurance shall be placed with such companies, in such amounts and with such beneficial interest appearing therein, as shall be specified by Owner, including Manager as an additional insured and such insurance will be primary and noncontributing with any other insurance maintained by Manager.
Should Owner elect to place such insurance coverage directly, Owner shall provide Manager with a duplicate copy of the original policy and, if requested by Owner, Manager shall duly and punctually pay on behalf of Owner all premiums with respect thereto, before the policy's lapse due to nonpayment.
5.20Noncustomary Services. Notwithstanding anything provided in this Agreement to the contrary, Manager shall not furnish or render to the tenants of the Premises services other than those services customarily furnished to tenants of properties similar to the Premises unless: (a) Manager makes a separate, adequate charge to tenants for such services; (b) such separate charge is received and retained by Manager; (c) Manager bears the cost of providing such services; (d) Manager first obtains the consent in writing of Owner; and (e) Manager certifies in writing to Owner that (i) Manager qualifies as an independent contractor with respect to Owner (and Owner's direct and indirect beneficial owners) under Section 856(d)(3) of the Internal Revenue Code, and (ii) Owner (and Owner's direct and indirect beneficial owners) does not derive or receive any income from Property Manager. For purposes of this Section 5.20, it is agreed, without limitation, that the furnishing of water, heat, light and air conditioning, public entrances and exits, the performance of general maintenance and of janitorial services and cleaning services, the collection of trash, watchmen or guard services and parking facilities are examples of services customarily furnished to the tenants of similar properties.
ARTICLE VI
BUDGETS, REPORTS, AND OTHER FINANCIAL MATTERS
6.1Budgets and Business Plans.
(a)Manager shall prepare and submit to Owner a proposed operating and capital budget (the "Budget") for the operation, repair and maintenance of the Premises for the remainder of the calendar year in which the Effective Date occurs, no later than 60 days after the Effective Date. Thereafter, on or before the date specified each year by Owner (but not later than October 31), Manager shall prepare and submit to Owner an updated draft Budget for the remainder of the current calendar year and a preliminary Budget for the next calendar year followed by a final Budget for the next calendar year, incorporating any changes requested by Owner, such Budgets shall: (i) be prepared on a cash and/or accrual basis, as directed by Owner, and (ii) show a month by month projection of income, expenses, capital expenditures and reserves. Manager agrees to use its diligent efforts to ensure that the actual cost of operating the Premises shall not exceed the approved Budget. After written approval of each such Budget by Owner, Manager shall implement the Budget and use its best efforts to ensure that the actual cost of operating the Premises shall not exceed the approved Budget.
(b)Manager shall provide Owner each year with a draft of a business plan for the Premises, on or before the date specified by Owner (but no later than October 31), containing such information as Owner may reasonably request, including (i) a list of all properties competitive with the Premises, a list of the tenants of each and all other reasonably available infom1ation respecting each, and (ii)

basic demographic data relating to the market area of the Premises, including population growth, major employers, employment and unemployment levels and, if the Premises is a retail property, retail sales and housing starts.
6.2Reports.
(a)Manager shall, during the term of this Agreement, deliver monthly reports to Owner relating to the management and operation of the Premises for the preceding calendar month, on or before the first working day of each month, in form and substance determined by Owner: All accounting at the Premises shall be done using the MRI accounting software currently used by Owner, and Manager shall pay the associated setup and monthly costs relating thereto.
(i)Monthly Cash Basis Financial Statements and Operating Results: As soon as practicable, and in any event by the 25th of each month, Manager shall deliver monthly cash basis financial statements, in such form as approved by Owner, which shall include, among other things, balance sheet, actual vs. budget monthly and year-to-date net operating results, lease expiration rep01t, rent roll, aging report, and security deposit ledger. See Exhibit B attached hereto for complete listing of required reports.
(ii)Monthly Property Performance Report ("PPR"): As soon as practicable, and in any event by the 5th of the foll owing month, Manager shall deliver monthly PPR, in format provided by Owner, which will include, among other things, current and prospective lease status reports and occupancy summaries, stat us of capital and leasing improvements, projected capital requirements, status of outstanding accounts receivable, explanation of cash basis budget to actual variances on a year-to-date basis, and any other significant events/issues with respect to the Premises.
(iii)Monthly U.S. GAAP Financial Statements: As soon as practicable, and in any event within 5 working days of the 20th of each month, Manager shall deliver monthly accrual basis financial statements prepared in accordance with US GAAP which shall include straightening of rent and maintenance of depreciation and amortization on both a GAAP, tax and E&P basis. Such financial statements shall be prepared in such form as approved by Owner, which shall include , among other things, balance sheet, 13 month income statement with year-to-date actual to budget comparison, depreciation and amortization schedule generated through BNA software, FAS13 schedules generated through MRI software, and supporting schedules for significant balance sheet items such account payable accruals, property taxes, insurance, prepaid, and allowance for doubtful accounts. See complete listing of required reports. Both the GAAP Report Table of Contents and Accrual Basis Report Checklist are required to be signed by both the preparer of the financial statements and their supervisor as representation that the reports are accurate and complete.
(iv)Annual U.S. GAAP Financial Statements: As soon as practicable, and in any event within 5 working days of December 31st, Manager shall deliver annual accrual basis financial statements prepared in a manner and form consistent with item (iii) above. In addition, Manager shall provide any information as required to complete the Owner's annual audited financial statements and 10-K.
(v)Other Information: From time to time, upon Owner's request, such other information with regard to Premises as may reasonably be requested.
(b)To ensure the reliability of all reports required by this section, Manager shall on or before the 15th of each month: pay all charges, fees, bills, invoices, etc., which are normally and customarily incurred monthly in connection with the operation of the Premises and any other amounts which are payable that month, provided that if any charges, fees, bills, invoices, etc., for that month cannot be paid by the 15th, Manager shall accrue such items. If due to extraordinary circumstances, Manager incurs any expense after the 15th day of the month which is not reflected on the statements required by this section, Manager shall immediately notify Owner of said expense. At year-end, the same procedures would be applied.but as of the last day of the year.
6.3Remittance of Funds to Owner. No later than the 10th day of each calendar month Manager shall remit to Owner all funds collected as part of Manager's obligations hereunder in excess of (i) anticipated expenditures for the calendar month that Manager is authorized to make pursuant to the Budget, (ii) any reserves approved by Owner and (iii) the Management Fee payable pursuant to Section 9.1. Owner shall have the right to require the transfer to Owner at any time of funds in the Bank Account considered by Owner to be in excess of an amount reasonably required by Manager for disbursement and compensation purposes in connection with the operation and management of the Premises.
6.4Records. Manager agrees to keep proper records with respect to the management and operation of the Premises, and to retain those records for periods specified by Owner. Books will be prepared and maintained utilizing MRI accounting software within the KBS Netsource database and Manager shall pay the associated setup and monthly costs relating thereto. Such books, records and accounts shall include, without limitation, vouchers, statements, receipted bills and invoices, employment records, documents, notices, agreements, contracts, correspondence, leases, permits, licenses, authorizations, all collections and disbursements related to the Premises, the deposits to the Bank Account and other business and affairs of the Premises within the responsibility of Manager pursuant to this Agreement. Owner shall have the right, during the term of this Agreement, to inspect such records and audit the reports required by Section 6.2 during normal business hours. All such records, data, information and documents shall at all times be the property of Owner and shall be delivered to Owner without demand upon termination of this Agreement.
6.5Duty of Care. Manager shall exercise such control over accounting and financial transactions as is reasonably required to protect Owner's assets from loss or diminution due to error, negligence, recklessness, willful misconduct, fraud or criminal acts on the part of Manager or its agents, contractors, subcontractors, associates or employees. Losses caused by such error or activity shall be borne by Manager, to the extent such losses are not paid to Owner pursuant to the bond required by Section 5.16.
ARTICLE VII
INDEMNIFICATION
7.1Manager's Indemnification Without limiting any indemnity provided elsewhere in this Agreement, Manager shall indemnify, defend, protect and hold harmless Owner and Owner's Representative and their officers, directors, partners, members and employees from and against all claims, losses and liabilities (including all expenses and attorneys' fees and including, but not limited to, damage to the property of Owner) which arise out of (a) any breach of this Agreement by Manager or (b) the negligence, recklessness, willful misconduct, fraud or criminal acts of Manager, or its employees, officers, agents, or representatives.
7.2Owner's Indemnification Owner shall indemnify, defend, protect and hold harmless Manager and its officers, directors and employees from and against all claims, losses and liabilities (including all expenses and attorneys' fees) which arise out of the performance by Manager of its obligations and duties hereunder unless the claim, loss or liability arises from (a) any breach of this Agreement by Manager or (b) the negligence, recklessness, willful misconduct, fraud or criminal acts of Manager or its employees, officers, agents, or representatives. Owner shall defend any claim covered by the foregoing indemnity by Owner, and not covered by insurance, through counsel of Owner's choice, notwithstanding any allegation of negligence by the claimant against Manager or any of its employees, officers, agents or representatives, unless Owner determines, in good fa it h, that Manager or any of its employees, officers, agents or representatives has been negligent. In no event shall Owner be obligated to provide any defense against any allegation of recklessness, willful misconduct, fraud or criminal acts. Manager shall reimburse Owner for all such reasonable costs of defense if it is determined by a final judgment of a cou1t of competent jurisdiction that Manager or any of its employees, officers, agents or representative s has been negligent or reckless or has engaged in willful misconduct, fraud or criminal acts. If Manager is required to provide its own defense against any allegation of negligence or recklessness, willful misconduct , fraud or criminal acts arising out of the performance by Manager of its obligations and duties hereunder, and if a final judgment of a court of competent jurisdiction, with regard to such defense, determines that neither Manager nor any of its employees, officers, agents or representatives was negligent, reckless or engaged in willful misconduct, fraud or criminal acts, Owner shall reimburse Manager for its reasonable costs of defense,
Nothing in this Article shall be deemed to affect any party's rights under any insurance policy procured by such party or under which such party is an additional insured.
7.3Survival All indemnities contained in this Agreement shall survive the expiration or termination of this Agreement.
7.4Limitation on Indemnity It is expressly understood and agreed that all indemnity provisions of this Article VII apply only to the extent a loss or other event is not covered by insurance required to be maintained by the Owner under this Agreement or by Manager under of this Agreement.
ARTICLE VIII
COSTS AND EXPENSES
8.1Costs and Expenses of Manager. Except as otherwise expressly provided herein, all costs and expenses incurred by or on behalf of Manager in performing its obligations hereunder shall be borne solely by Manager, including, without limitation, the following expenses or costs in connection with the operation and management of the Premises:
(a)Cost of gross salary and wages, payroll taxes, insurance, worker's compensation, pension benefits and any other benefits of Manager's supervisory and home and regional office personnel;
(b)General accounting and reporting services, as such services are considered to be within the reasonable scope of Manager's responsibilities to Owner, including cost of any audit opinion required for the SAS 70 Type II designation referred to in Section 10.l(d);
(c)Cost of forms, stationery, ledgers and other supplies and equipment used in Manager's home office or regional home office;
(d)Cost or pro rata cost of telephone and general office expenses incurred on the Premises by Manager for the operation and management of properties other than the Premises;
(e)Cost or pro rata cost of data-processing equipment, whether located at the Premises or at Manager's home or regional office;
(f)Cost or pro rata of data processing provided by computer service companies;

(g)Cost of all bonuses, incentive compensation, profit sharing or any pay advances to employees employed by Manager in connection with the operation and management of the Premises, except for payments to individuals specifically approved in the Budget or other writing by Owner in advance;
(h)Cost of automobile purchases and/or rentals, unless the automobile is being provided by Owner.
(i)Costs attributable to claims, losses and liabilities arising from (i) any breach of this Agreement by Manager or (ii) the negligence, recklessness, willful misconduct, fraud or criminal acts of Manager's employees, agents, contractors, subcontractors or associates;
(j)Cost of comprehensive crime insurance purchased by Manager for its own account;
(k)Costs for meals, travel and hotel accommodations for Manager's home or regional office personnel who travel to and from the Premises, unless expressly authorized by Owner; and
(l)Cost of obtaining and maintaining such licenses, permits, consents and authorizations as are required by Section 5.13 (b).
8.2Reimbursement by Owner. The following expenses or costs incurred by or on behalf of Manager in connection with the operation and management of the Premises shall be reimbursable monthly by Owner by disbursement from the Bank Account to the extent they are within the Budget or approved in writing by Owner and are supported by proper documentation from Manager;
(a)Cost of salaries, fringe benefits (except as provided in Section (8.1 (g) ) and the employer's po1tion of payroll taxes for all persons employed in connection with the operation and maintenance of the Premises, incurred pursuant to Section 5.3 (minus the pro-rata portion of such costs allocable to any time spent by such employees on matters other than the Premises);
(b)Cost of Workers Compensation Insurance (and, when required by law, compulsory Non-Occupational Disability Insurance) incurred pursuant to Section 5.3; and,
(c)Cost of telephone, office supplies and similar items for any management office on the Premises authorized by Owner.
8.3Payment of Other Costs. Excluding repair and maintenance expenditures and capital costs exceeding the limit set forth in Section 1.4, Manager may make the expenditures set forth in the approved Budget. All other expenditures shall require Owner's prior written approval. Notwithstanding anything to the contrary in this Agreement, if Manager has been provided with notice of a pending sale, or negotiation for sale, of the Premises, Manager shall not be authorized to make any expenditures for repairs or capital improvements without Owner's prior written approval.
8.4Payment of Certain Charges Affecting the Premises. Manager shall pay from the Bank Account all taxes, special assessments, ground rents, insurance premiums and mortgage payments affecting the Premises as they become due and before any delinquency date, except that Owner reserves the right, at its option, to make any such payments directly, upon written notice to Manager.
8.5Insufficient Funds in Bank Account. Manager shall not be required to expend any of its own funds for disbursements chargeable to Owner. If there are insufficient funds in the Bank

Account for a disbursement, Manager may, after notifying Owner of such insufficiency in writing, defer making any disbursement until Owner has furnished the funds necessary for such disbursement.
8.6Nonpayment. If Manager fails to make any payment when required or fails to perform any act required under this Agreement, then Owner, after 10 days' written notice to Manager (or, in the case of any emergency, without notice) and without waiving or releasing Manager from any of its obligations hereunder, may (but shall not be required to) make such payment or perform such act. Owner shall have (in addition to any other right or remedy) the right to offset all costs and expenses incurred in exercising its rights under this Section 8.6 against any sums due or to become due to Manager, including, without limitation, the Management Fee and any costs and expenses reimbursable by Owner pursuant to Section 8.2.
ARTICLE IX
COMPENSATION
9.1Management Fee. Owner shall pay Manager as compensation for the management services rendered hereunder a management fee (the "Management Fee") at the rate specified in Section 1.9. Such Management Fee shall be payable monthly in arrears, on the 15th day of each calendar month. Manager shall withdraw such Management Fee from the Bank Account and shall account for it as required by Section 6.2. The Management Fee shall be payable only on rent actually collected. The term rent, as used in this Agreement, shall include minimum rent, percentage rent, rent escalations, common area maintenance reimbursements, and real estate tax and insurance premium reimbursements. For the purpose of determining the Management Fee, unless specifically provided otherwise in Section 1.9, rent shall not include (i) fire loss or other insurance proceeds, capital improvements, remodeling and tenant change costs (including any overhead factor payable by tenants), (ii) security deposits except for the portion applied to past due rent, (iii) prepaid rents except for the portion applied to the then current month; sums collected or paid for sales, excise or use taxes, (v) revenues from parking, (unless, by virtue of unusual circumstances, Owner has agreed in Section 1.9 or a separate written addendum to this Agreement to pay Manager a fee with respect to such revenues), or (vi) any amount paid for, or in connection with the termination of leases or other agreements with tenants, except for terminations which Owner has requested Manager to negotiate.
9.2Owner-Occupied Space. Manager shall not be entitled to any Management Fee with respect to Owner occupied space in the Premises unless a Management Fee for such space is specifically provided for in Section 1.9. In no event shall Manager be entitled to any Management Fee for any space occupied or used by it in the Premises.
ARTICLE X
TERMINATION
10.1Termination. This Agreement shall terminate at the election of:
(a)Termination by Manager Without Cause. Manager, in Manager's sole discretion, shall have the power to terminate this Agreement on sixty (60) days' notice to Owner for any or no reason, and in such event no payment of a termination fee shall be due and owing to Manager.
(b)Termination by Owner Without Cause. Owner, in Owner's sole discretion, shall have the power to terminate this Agreement on thirty (30) days' notice to Manager for any or no reason.

(c)Sale of the Premises. Owner shall have the power to terminate this Agreement upon the sale of the Premises (but not a pledge or mortgage) to a third party which is unaffiliated with Owner in a bona fide transaction, such termination to be effective as of the date of the sale. Owner shall use reasonable efforts to give Manager not less than thirty (30) days' written notice of such anticipated event.
(d)SAS 70 Type II Designation. Owner shall have the power to terminate this Agreement upon thirty (30) days' notice to Manager if the management of the Premises is not designated as SAS 70 Type II (to the extent such designation is still then available) compliant by a certified public accountant on or prior to December l of each calendar year. The SAS 70 Type II report should be an unqualified report and shall cover the period from January through September on an annual basis and must be issued by December l st of each calendar year.
(e)Termination by Owner with Cause. Owner shall have the power terminate this Agreement upon five (5) days' written notice to Manager, if any of the following shall occur:
(i)Manager fails to timely pay any, sum owed or due to Owner and such sum remains unpaid for more than ten (10) days after written notice from Owner;
(ii)Manager commits any fraud or breach of trust, or, makes any material misrepresentation or misappropriates funds in the performance of its obligations under this Agreement;
(iii)Manager files, or there shall be filed against Manager, a petition in bankruptcy;
(iv)Manager makes an assignment for the benefit of creditors;
(v)Substantially all of the Premises are damaged or destroyed and Owner decides not to rebuild or restore the Premises;
(vi)A substantial portion of the Premises is taken by condemnation or similar proceedings and Owner decides not to continue to operate the Premises; and
(f)Termination by Manager with Cause. Manager shall have the power to terminate this Agreement upon five (5) days' written notice to Manager, if Owner fails to timely pay to Manager the Management Fee under this Agreement and such Management Fee remains unpaid for more than thirty (30) days following receipt by Owner from Manager of written notice of such failure to pay.
(g)Effect of Termination. In the event that this Agreement is terminated, Manager shall be entitled to all fees and reimbursements earned or accrued through the date of termination, which obligation shall survive such termination and which shall be paid within thirty (30) days after termination of this Agreement. This Section 10.1(g) shall survive the expiration or termination of this Agreement.
10.2Obligations Upon Termination.
(a)Upon termination of this Agreement for any reason, Manager shall deliver the following to Owner on or before thirty (30) days following the termination date:
(i)A final accounting, reflecting the balance of income and expenses for the Premises as of the date of termination;

(ii)Any monies due to Owner and any tenant security deposits held by Manager with respect to the Premises; and
(iii)All keys, property, supplies, records, contracts, drawings, leases and correspondence, in existence at the time of termination and all other papers or documents pertaining to the Premises. All data, information and documents shall at all times be the property of Owner.
(iv)Manager shall remove all signs that it may have placed at the Premises containing its name and repair any resulting damage.
(b)Upon the effective date of termination of this Agreement for any reason, Manager's right to withdraw funds from the Bank Account or any other account which contains funds collected in connection with the Premises shall terminate.
(c)Upon the expiration or earlier termination of this Agreement in its entirety, the Term shall end, neither party shall have any further rights or obligations under the Agreement (other than those obligations which accrued prior to the expiration or termination of this Agreement or which by the terms hereof expressly survive, or expressly provide for obligations to be performed following, such expiration or termination).
ARTICLE XI
MISCELLANEOUS
11.1Status of Manager. It is the intention of the parties to create a relationship wherein Manager is an independent contractor in the management, operation and maintenance of the Premises, and Owner is the beneficiary of such management, operation and maintenance. Nothing herein contained shall be construed as creating the relationship of employer-employee, principal-agent or establishing any partnership or joint venture arrangement between Owner and Manager. Manager shall afford Owner the full benefit of the judgment, experience and advice of Manager and Manager's organization with respect to the policies to be pursued in management, and the execution of its responsibilities in a diligent, careful and vigilant manner.
11.2Notices. Any statement, notice recommendation, request, demand, consent or approval under this Agreement must be in writing and personally delivered or sent by overnight courier service, such as Federal Express or sent by United States, registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been given upon the date of personal delivery or the next business day following deposit with an overnight courier or delivery by the U.S. Postal Service (or refusal to accept delivery) as indicated in the return receipt, provided that in the case of communications sent by overnight courier service or United States registered or certified mail, the communication is ad dressed as set forth in Section 1.7 if sent to the Owner's Representative and as set forth in Section 1.8 if sent to Manager. Either party may, by written notice, designate a different address.
11.3Ownership of Fixtures and Personal Properly. Manager acknowledges that Owner owns all fixtures and personal property situated on or about the Premises and used in or necessary for the operation, maintenance and occupancy of the Premises (including, without limitation, any personal property purchased by Manager pursuant to Section 5.6).
11.4Activities by Manager.

(a)During the term of this Agreement, Manager shall not, unless previously approved in writing by Owner: (i) accept any contract to obtain a subtenant for any space in the Premises, or (ii) accept any contract to negotiate the termination of any lease of space in the Premises, or (iii) solicit any tenant to relocate from space in the Premises to any other location.
(b)During the Term of this Agreement, any employees of Manager who are directly and primarily responsible for managing the Premises pursuant to the terms of this Agreement , shall not: solicit, nor assist any of Manager's Affiliates (as defined below) in soliciting, any existing ten ant of the Premises for relocation to a different building in any other location within the West Loop sub market (the "Submarket"), except for a tenant who has independently hired a tenant representation broker and who has requested a leasing proposal and (i) is being displaced by another tenant's expansion in the Premises, or (ii) has expansion needs that cannot be accommodated in the Premises (which inability of the Premises to meet such tenant's expansion needs has been acknowledged by Owner in writing) and that said tenant has less than one (1) year remaining on its then existing lease term, or (iii) has a natural lease expiration within six (6) months. In no event shall any employees of Manager who are directly and primarily responsible for managing the Premises pursuant to the terms of this Agreement, during the Term of this Agreement, solicit or assist any employees of Manager's Affiliates, in soliciting any tenant of the Premises regarding a potential relocation to a proposed new development within the Submarket. Except as otherwise set forth in the first two sentences of this Section 11.4, Manager and Manager's Affiliates may engage in other activities for profit, whether in the real estate business or otherwise, including, without limitation, the ownership, operation, leasing and/or management of other properties similar to the Premises, including those of a competitive nature. Except as otherwise set forth in the first two sentences of this Section 11.4, Manager and Manager's Affiliates may in the future enter into management and leasing agreements or participate in partnerships or other ventures for such purposes.
(c)As used herein, the term "Manager's Affiliates" shall mean (i) any entity con- trolling or controlled by, or under common control, in whole or in part, with Manager, or (ii) any successor to Manager by purchase, merger, consolidation or reorganization, or (iii) any parent company of Manager, or (iv) any partnership, limited liability company, corporation, trust or other entity in which Manager or Manager's parent company has a beneficial interest whether directly (including interests held through trusts) or indirectly, or (v) any current employees of such an entity described in (i) through (iv) above, or (vi) any successors to such an entity described in (i) through (iv) above, or (vi) any entity in which the effective day to day control resides in Manager.
11.5Assignment. This Agreement shall not be assignable by Manager without the express prior written consent of Owner.
11.6Severability. Each provision of this Agreement is intended to be severable. If any term or provision hereof or the application thereof to any entity or circumsta11ce shall be determined by a court of competent jurisdiction to b,e illegal or unenforceable for any reason whatsoever, such term, provision or application thereof shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement or the application of-such term or provision to any other entity or circumstance.
11.7Costs of Suit. If Owner or Manager hall institute any action or proceeding against the other relating to this Agreement, the unsuccessful party shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorneys' fees, as fixed by the court.
11.8Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance of its obligations hereunder, shall be valid unless in writing. No such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of any other obi1gations of such party hereunder. The failure of any party to declare the other party in default shall not constit11te a waiver by such party of its rights hereunder, irrespective of how long such failure continues. The granting of of any consent or approval in any one instance by or on behalf of Owner shall not be construed to waive or limit the need for such consent in any other or subsequent instance.
11.9Remedies Cumulative. No remedy herein contained or otherwise conferred upon or reserved to Owner shall be considered exclusive of any other remedy, but such remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute. Every power and remedy given by this Agreement to Owner may be exercised from time to time and as often as occasion may arise or as may be deemed expedient.
11.10Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior oral or written agreements, understandings, representations and covenants, to the extent that they are inconsistent with this Agreement.
11.11 Amendment. This Agreement may not be amended or modified except by an agreement in writing signed by the party against whom enforcement of such change or modification is sought.
11.12Governing Law. This Agreement and the obligations of Owner and Manager shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.
11.13Gifts. Manager shall not accept any gift from vendors employed in connection with the Project, other than gratuities of nominal value received in the ordinary course of business. Manager shall not, on Owner's behalf or in connection with the services being rendered under this Agreement, provide any gift to or otherwise entertain any public official. The term "public official" means every member, officer, employee or consultant of a state or local agency. The term "gift," as used herein, includes any service or merchandise of any kind, discounts on merchandise or services, meals and any other item of value. Under no circumstance shall Owner be deemed to have waived the provisions of this Section as to a specific gift unless the waiver is in writing and signed by two authorized officers of Owner.
11.14OFAC Representations, Warranties and Indemnification. Owner and Manager each represents and warrants that (i) it is not, and none of its partners, members, managers, employees, officers, directors, representatives or agents is, a person or: entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property any Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or under any other law, rule, order, or regulation that is enforced or administered by OFAC (such persons and entities each being a "Prohibited Person"); (ii) it is not acting directly or indirectly, for or on behalf of any Prohibited Person; (iii) it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any Prohibited Person; and (iv) it will not contract with or otherwise engage in any dealings or transactions or be otherwise associated with any Prohibited Person.
11.15ANTI-DISCRIMINATION. It is illegal for either the Owner or the Broker to refuse to display or sell to any person because of one's membership in a protected class, e.g., race, color, religion, national origin, sex, ancestry, age, marital status, physical or mental handicap, familial status, sexual orientation, unfavorable discharge from the military service, order of protection status or any other class protected by Article 3 of the Human Rights Act.

11.16Electronic Scanned Signatures. The parties agree that an electronically scanned signed copy of this Agreement transmitted by one party to the other party(ies) by electronic transmission shall be binding upon the sending party to the same extent as if it had delivered a signed original of this Agreement.
11.17Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one Agreement
[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Owner:		Manager:
KBSIII 500 West Madison, LLC, a Delaware limited liability company		Transwestern Commercial Services Central Region, L.P.
By:	KBS Capital Advisors, LLC, a Delaware limited liability company, acting as Owner’s Representative
		By:	/s/ Gary Nussbaum
By:	/s/ Brett Merz	Name:	Gary Nussbaum
Name:	Brett Merz	Its:	Managing Broker
Its:	Senior Vice President

EXHIBIT A
SCHEDULE OF EMPLOYEES
This Exhibit A is attached to and made a part of that certain Property Management Agreement (the "Agreement") dated as of December _____, 2013 executed by Transwestem Commercial Services Illinois, L.L.C. dba Transwestem ("Manager").
This schedule is to be updated and submitted for Owner's approval pursu-ant to Section 5.3 of the Agreement prior to any of the following events occurring: (i) employment of new personnel, (ii) any change in compensation and/or fringe benefits or employee benefits, (iii) annually upon approval of the operating budget for the next year, or (iv) any change in the onsite cost allocation percentage (personnel or othe1wise) be-tween the Premises and other properties managed by any of the onsite staff.

POSITION	NUMBER	WAGE ALLOCATION TO PROPERTY
General Manager	1	100%
Director of Operations	1	100%
Property Manager	1	100%
Senior Accountant	1	100%
Director of Securitv	1	100%
Junior Accountant	1	100%
Administrative Receotion	1	100%
EXHIBIT A - 1

EXHIBIT B
ERISA REQUIREMENTS
This Exhibit B is attached to and made a part of that certain Real Estate Management Agreement (the "Agreement") dated as of December_, 2013 executed by KBSIII 500 West Madison, LLC, a Delaware limited liability company ("Owner") and Transwestern Commercial Services Illinois, L.L.C., dba Transwestem ("Manager"), only if the Owner as an employee benefit plan as that term is defined in Section 3(3) of the Employ-ee Retirement Income Security Act of 1974, as amended ("ERISA").
Manager represents and warrants that it is not (except by virtue of entering into this Agreement) a party in interest as that term is defined in Section 3(14) of ERISA as to Owner. The text of Section 3(14) is set forth below. Manager shall not knowingly employ, enter into a contract with or purchase any goods for the Premises from any party in interest without Owner's prior written approval.
Section 3(14) of ERISA reads as follows:
The term "party in interest" means, as to an employee benefit plan --
(A)any fiduciary (including, but not limited to, any administrator, of-ficer, trustee, or custodian), counsel, or employee of such employee benefit plan;
(B)a person providing services to such plan;
(C)an employer any of whose employees are covered by such plan;
(D)an employee organization any of whose members are covered by such plan;
(E)an owner, direct or indirect, of 50 percent or more of --
(i)the combined voting power of all classes of stock enti-tled to vote or the total value of shares of all classes of stock of a corporation.
(ii)the capital interest or the profits interest of a partnership, or,
(iii)the beneficial interest of a trust or unincorporated enter-prise which is an employer or an employee organization described in subparagraph (C) or (D);

EXHIBIT B - 1

(F)a relative (as defined in paragraph (15) of any individual described in subparagraph (A), (B), (C), or (E);
(G)a corporation, partnership, or trust or estate of which (or in which) 50 percent or more of--
(i)the combined voting power of all classes of stock enti-tled to vote or the total value of shares of all classes of stock of such corporation,
(ii)the capital interest or profits interest of such partnership, or
(iii)the beneficial interest of such trust or estate, is owned directly or indirectly, or held by persons described in subparagraph (A), (B), (C), (D), or (E);
(H)an employee, officer, director (or an individual having powers or responsibilities similar to those of officers or directors), or a 10 percent or more shareholder directly or indirectly, of a person de-scribed in subparagraph (B), (C), (D), (E), or (G), or of the em-ployee benefit plan; or
(I)a 10 percent or more (directly or indirectly in capital or profits) partner or joint venturer of a person described in subparagraphs (B), (C), (D), (E), or (G).
The Secretary, after consultation and coordination with the Secretary of the Treasury, may by regulation prescribe a percentage lower than 50 per cent for subparagraphs (E) and (G) and lower than 10 percent for subpara-graphs (H) or (1). The Secretary may prescribe regulations for determining the ownership (direct or indirect) of profits and beneficial interests, and the manner in which indirect stockholdings are taken into account. Any per-son who is a party in interest with respect to a plan to which a trust de-scribed in section 501(c)(22) of the Internal Revenue Code of 1954 is permitted to make payments under Section 4223 shall be treated as a party in interest with respect to such trust.
Section 3(15) of ERISA (referred to in Paragraph F, Section 3(14) reads as follows:
The term "relative" means a spouse, ancestor, lineal descendant, or spouse of a lineal descendant.

EXHIBIT B - 2

CONSTRUCTION MANAGEMENT ADDENDUM
TENANT IMPROVEMENTS AND OTHER CONSTRUCTION
THIS ADDENDUM APPLIES ONLY IF IT IS SEPARATELY SIGNED BY OWNER
AND MANAGER
THIS ADDENDUM is attached to and is a part of a Real Estate Property Management Agreement dated as of December _____, 2013 executed by KBSIII 500 West Madison, LLC, a Delaware limited liability company ("Owner") and Transwestern Commercial Services Illinois, L.L.C., dba Transwestern ("Manager").
1.Construction Management Fee-Tenant Improvements. In addition to the Management Fee, Manager shall be entitled to a construction management fee for the construction management services described in Section 5 of this Addendum with respect to tenant improvements, if the budgeted cost of the job approved in writing by Owner exceeds the greater of: (i) $10,000.00 or (ii) the actual cost of painting and carpeting the applicable premises. The fee shall be payable upon 100 % lien free completion, and is calculated cumulatively based on the cost of construction as follows:
2.The construction management fee shall be based on the following schedule:

Cost of Construction	Fee
The first $10,000 is	0%
The next $40,000 is	3.5%
The next $50,000 is	2.8%
The next 150,000 is	2.1%
Amounts over $250,000 are subject to negotiation
3.Construction Management Fee-Other Construction. The Manager shall be entitled to a construction management fee on other construction work, at the percentage and subject to the limitation per job set forth in paragraph 1 above, if the budged cost of the job approved in writing by Owner exceeds $10,000.00 and the cost is capitalized under generally accepted accounting principles.
4.Owner's Approval. Prior to the commencement of Construction Management Services ("CMS") for each job, Owner must provide written approval of the individual responsible for performing the CMS and authorize Manager to provide CMS pursuant to the Owner approved scope of work for such CMS.
5.Description of Construction Management Services. CMS shall consist of coordinating, overseeing and expediting the completion of tenant improvements and other capital construction, and shall include, but not limited to, the following:
Design Phase

CONSTRUCTION MANAGEMENT ADDENDUM - 1

•Architecture and engineering consultant selection process
•Space Planning - coordination between leasing and management for establishing work letter, building system capabilities and system descriptions
•Preliminary cost estimates based on initial tenant space plan
•Review with leasing to evaluate cost reduction opportunities and/or proposal terms
•Create engineering scope and coordinate with building engineer
•Prepare budget and schedule
•Construction document process and tenant acceptance of plans
•Issue drawings for permit
Bid Phase
•Prepare request for proposal for project
•Select contractors to bid
•Hold preconstruction meeting. review project scope, building rules and regulations and project requirements
•Review bids and qualify them
•Prepare bid comparison
•Contractor selection
Construction Phase
•Coordinate commencement of construction
•Monitor demolition to assure it is in accordance with building rules
•Establish construction progress meeting schedule
•Resolve field conflicts
•Review change orders
•Monitor construction work
•Interface with tenant as required
•Review payment applications and supporting paperwork including lien waivers
•Assist in preparation of punchlist
•Contract close-out
•Coordinate with tenant on telephone/data, furniture and move in
Notwithstanding anything to the contrary herein, Manager shall not have any liability for design or construction means, methods, techniques, sequences and procedures employed by any architect or general contractor or subcontractor in the performance of its contract, or for safety precautions and programs in connection with the foregoing, and shall not be responsible for, or have any liability for, the failure of any such general contractor or subcontractor to carry out its work. Furthermore, Manager shall not have control over or charge of acts or omissions of the Owner, any architect, or any contractor or subcontractor, or their agents or employees, or any other persons performing portions of the construction not directly overseen by Manager. However, this Section 14 does not relieve Manager of its obligations to provide construction management services as set forth in this Agreement in a good and professional manner in accordance with top quality industry standards for construction managers performing services for projects of similar size, scope and quality
CONSTRUCTION MANAGEMENT ADDENDUM - 2

standards for construction managers performing services for projects of similar size, scope and quality
THIS CONSTRUCTION MANAGEMENT ADDENDUM is executed by the parties concurrently with the Real Estate Property Management Agreement referred to above.

Owner:		Manager:
KBSIII 500 West Madison, LLC, a Delaware limited liability company		Transwestern Commercial Services Illinois, L.L.C. dba Transwestern
By:	KBS Capital Advisors, LLC, a Delaware limited liability company, acting as Owner’s Representative
		By:	/s/ Gary Nussbaum
By:	/s/ Brett Merz	Name:
Name:	Brett Merz	Its:
Its:	Senior Vice President
CONSTRUCTION MANAGEMENT ADDENDUM - 3

FIRST AMENDMENT TO PROPERTY MANAGEMENT AGREEMENT
This First Amendment to Property Management Agreement (this “First Amendment”) is made and entered into by and between KBSIII 500 WEST MADISON, LLC, a Delaware limited liability company (“Owner”), and TRANSWESTERN COMMERCIAL SERVICES ILLINOIS, L.L.C., d/b/a Transwestern, a Delaware limited liability company (“Manager”), and shall be effective for all purposes as of August , 2020 (the “Effective Date”).
W I T N E S S E T H:
WHEREAS, Owner and Manager are parties to that certain Property Management Agreement dated December 18, 2013 (the “Agreement”), pursuant to which Owner retained the services of Manager in connection with the management and operation of the real property owned by Owner located at 500 W. Madison Street, Chicago, IL 60661 and further described therein (referred to in the Agreement and herein as the “Premises”); and
WHEREAS, due to a scrivener’s error, the signature block in the Agreement listed the Manager as “Transwestern Commercial Services Central Region, L.P.” The parties acknowledge and agree that the correct entity of Manager is TRANSWESTERN COMMERCIAL SERVICES ILLINOIS, L.L.C., d/b/a Transwestern, a Delaware limited liability company, and that, despite the scrivener’s error, Transwestern Commercial Services Illinois, L.L.C. is the proper Manager entity under the Agreement ;
WHEREAS, Owner and Manager wish to amend the Agreement to clarify certain the terms of the Agreement Lease, as more particularly described hereinbelow;
NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:
1.Defined Terms/Recitals/Ratification. All capitalized terms used herein shall have the same meaning as defined in the Agreement, unless otherwise defined in this First Amendment. The parties hereby affirm that the recitals noted above are true and accurate and are incorporated herein in their entirety as part of this First Amendment. TRANSWESTERN COMMERCIAL SERVICES ILLINOIS, L.L.C., d/b/a Transwestern, a Delaware limited liability company hereby ratifies the Agreement (as amended herein) and acknowledges that it is the Manager under the Agreement as if the original signature block of the Agreement had listed it as the original signator.
2.Bid Information. Pursuant to Section 5.5(b) of the Agreement, Manager is required to obtain three competitive written bids with respect to contracts or agreements for equipment, supplies services, or any other item for amounts more than $5,000. For clarity, (i) Manager shall present summaries of such three (3) bids to Landlord with applicable supporting documentation (including the bid itself) and (ii) shall provide KBS approval forms for such bids in the forms attached hereto as Exhibit A for Landlord’s approval (using the appropriate form shown on Exhibit A as applicable to the subject project, or such other form as Landlord may require from time to time).
3.Signatures for Withdrawal. Pursuant to Section 5.10(a) of the Agreement, all withdrawals from the Bank Account require two (2) signatures. The parties agree that withdrawals of less than $10,000 being made for amounts payable under the Agreement shall only require one (1) signature.

4.Schedule of Employees. The parties acknowledge that the Schedule of Employees shown on Exhibit A of the Agreement (as updated from time to time by Landlord’s approval of such Schedule pursuant to Section 5.3 of the Agreement and by the terms of Exhibit A of the Agreement) shall include annual salary amounts for applicable employees (in addition to the wage allocation to the property). The current approved Schedule of Employees is attached hereto as Exhibit B.
5.Project Management. Notwithstanding anything in the Agreement to the contrary (including, without limitation, Section 5.5(a) of the Agreement), Manager acknowledges that Owner shall have the right to engage third-parties to perform project management or construction management at the Premises (and that Manager shall not have the exclusive right to project management or construction management at the Premises). Manager shall not be entitled to any fees with respect to construction management or project management for which Landlord engages a third-party to perform such services, and manager shall cooperate with any such third-party manager with respect to access to the Premises and performance of such services.
6.Miscellaneous Provisions.
(a)With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Agreement shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this First Amendment and the terms and provisions of the Agreement, the terms and provisions of this First Amendment shall supersede and control.
(b)This First Amendment may be executed in several counterparts (including via electronic signature), each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. To facilitate execution of this First Amendment, the parties may execute and exchange facsimile or .PDF counterparts of the signature pages and facsimile or .PDF counterparts shall serve as originals.
[SIGNATURE PAGE TO FOLLOW]
2

SIGNATURE PAGE OF OWNER
TO FIRST AMENDMENT TO PROPERTY MANAGEMENT AGREEMENT BETWEEN KBSIII WEST MADISON, LLC
AND TRANSWESTERN COMMERCIAL SERVICES ILLINOIS, L.L.C. d/b/a Transwestern
IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.
OWNER:
KBSIII 500 WEST MADISON, LLC,
a Delaware limited liability company,

By:	KBS Capital Advisors LLC, a Delaware limited liability company, as agent

By:	_________________________________
Dan Park, Senior Vice President

Date:	__________________________________,2020
S-1

SIGNATURE PAGE OF MANAGER
TO FIRST AMENDMENT TO PROPERTY MANAGEMENT AGREEMENT BETWEEN KBSIII WEST MADISON, LLC
AND TRANSWESTERN COMMERCIAL SERVICES ILLINOIS, L.L.C. d/b/a Transwestern

PROPERTY MANAGER:
TRANSWESTERN COMMERCIAL SERVICES
ILLINOIS, L.L.C., d/b/a Transwestern, a Delaware limited liability company

By:	/s/ Michael Marconi
Name:	Michael Marconi
Title:	Managing Broker
2

EXHIBIT A
KBS APPROVAL FORMS
See attached.